Exhibit 2.2
Certain information identified by “[*]” has been excluded from the exhibit because it is both not material and is the type of information that the registrant treats as private or confidential.
Amendment No. 1
to
ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement (“Amendment”) is entered into on April 27, 2021 (the “Amendment Effective Date”) by and between Adamas Pharmaceuticals, Inc. (“Adamas”), and Osmotica Pharmaceutical US LLC, Osmotica, Kereskedelmi és Szolgáltató KFT, and Osmotica Holdings US LLC (collectively, “Osmotica”).

WHEREAS, Adamas and Osmotica entered into an Asset Purchase Agreement which was signed on December 1, 2020 and which closed on January 4, 2021 (the “Agreement”);

WHEREAS, Adamas and Company wish to amend the Agreement, effective as of the Amendment Effective Date, as set forth in this Amendment;

NOW, THEREFORE, the Parties agree as follows:

1.Definitions. All capitalized terms used herein and not otherwise defined in this Amendment will have the meanings ascribed to them in the Agreement.
2.Amendment to Section 1.2. Section 1.2 (Additional Batches of Product) is hereby replaced in its entirety with the following:
“1.2    Additional Batches of Product. As part of the Purchase Price, Seller agrees to manufacture and deliver to Purchaser [*] under and in accordance with the Commercial Supply Agreement (hereinafter “Initial Batches”) [*] under the following terms:
(a)The [*] Initial Batches shall [*];
(b)With the exception of [*], all provisions of the Commercial Supply Agreement shall apply to the Initial Batches;
(c)Seller shall [*];
(d)If any Initial Batch is [*]; and
(e)If Seller has [*].
1900 Powell St. Suite 1000 Emeryville, CA 94608
Tel|510.450.3500 Fax|510.428.0519
www.adamaspharma.com

3.Assignment. Adamas Pharmaceuticals, Inc. assigned all of its rights and obligations under the Agreement to its Affiliate, Adamas Pharma, LLC, on January 4, 2021, as permitted under Section 10.8 (Assignment) of the Agreement, and Adamas Pharma, LLC accepted the assignment of all such rights and obligations as of January 4, 2021. This Amendment formalizes that assignment.
4.No Further Modification. Except as expressly modified and amended in this Amendment, the Agreement will remain in full force and effect in accordance with its terms.
5.Headings. The section headings in this Amendment are inserted only as a matter of convenience, and in no way define, limit, or interpret the scope of this Amendment or of any particular section hereof.
6.Miscellaneous. This Amendment may be executed in multiple counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. No agreement hereafter made will be affected to change, modify, or discharge this Amendment, in whole or in part, unless such agreement is in writing and signed by or on behalf of the Party against whom the enforcement of the change, modification, or discharge is sought. This Amendment will be binding on the Parties and their respective representatives, successors, and permitted assigns. Each person whose signature appears below represents and warrants that he or she has the authority to bind the entity on whose behalf he or she has executed this Amendment. A signature on behalf of one Party delivered to the other Party electronically, as by facsimile or via electronic mail, will be binding just as if delivered in person as an original signature.
[Signatures Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment by causing it to be signed by their duly authorized representatives.

Adamas Pharmaceuticals, Inc.		Adamas Pharma, LLC

By:	/s/ Neil F. McFarlane	By:	/s/ Neil F. McFarlane

Name:	Neil F. McFarlane	Name:	Neil F. McFarlane

Title:	CEO	Title:	CEO

Date:	4/30/2021	Date:	4/30/2021

Osmotica Pharmaceutical US LLC		Osmotica, Kereskedelmi és Szolgáltató KFT

By:	/s/ Brian Markison	By:	/s/ Gabor Varga

Name:	Brian Markison	Name:	Gabor Varga

Title:	CEO	Title:	Managing Director

Date:	4/27/2021	Date:	4/27/2021